Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "registraiton Statement") of our report dated February 6, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of INVESCO Variable Investment Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
------------------------
Price Waterhouse LLP

Denver, Colorado
February 24, 1998